Exhibit 99.1

Maven Updates Strong 2019 Financial Performance, Reiterates Guidance for 2020

Maven platform integration, distribution, cost savings and new editorial strategies drove improved metrics across all properties, including Sports Illustrated and TheStreet

SEATTLE, January 7, 2020 - Preliminary numbers indicate that Maven (MVEN) outperformed financial forecasts for 2019, including Q4 during dramatic transitions of Sports Illustrated and TheStreet, the company announced today. Maven generated more than $45 million in revenue for the quarter, leaving more cash in the treasury than anticipated in its most recent financing.

Financial and digital metrics improved quickly and materially for Sports Illustrated, in particular, after Maven replaced SI’s senior management team and implemented dramatic changes in editorial strategy for both print and digital, tech platform, sales approach, print format, video strategy, headcount and expense discipline. Significant growth was led by SI’s new team network, which brought 5.6 million unique users to SI during the month of December. These changes have helped deliver strong financial and operating results quickly, positioning Maven and SI for continued growth into 2020.

Preliminary numbers also indicate Maven has exceeded its plan for 2019 revenue and EBITDA*, while Maven re-confirmed its recent forecast** of generating $20 million of EBITDA (earnings) on $160 million of revenue for 2020. Maven’s business was launched two years ago and today, Maven’s nine-figure business features more than 300 premium media partners, such as History, Ski Magazine, Biography, Yoga Journal, Fashionista, Rachael Ray, Maxim, Oxygen, and MTO News, in addition to Sports Illustrated and TheStreet, combining for roughly 30% of Maven’s audience reach.

TheStreet’s revenue, subscription sales, traffic and operating margin are climbing as well, after introducing Maven’s tech, distribution, sales platform and operational efficiencies.

“We are pleased by the positive results,” Maven founder James Heckman said. “Similar to our 2018 restructuring initiatives, we quickly forced many difficult, and sometimes traumatic changes, which we deemed necessary to transition SI’s business back to a trusted and growing heritage brand. We will continue to be true to our business model and are extremely proud to be operating a profitable and growing business in times like these, with best in class content and technology as its backbone.”

Maven anticipates that in 2020 it will have more than $27 million in operational savings at Sports Illustrated, compared to 2018. Those include significant changes in print frequency and circulation, while improving the size, weight and quality of the magazine, whose first issue under its new format will launch in February. The company also expects $5 million in savings from efficiencies related to Maven’s digital infrastructure and $7 million by consolidating duplicative operating costs. Maven’s recent acquisitions now leverage a finance and accounting organization capable of supporting a now considerably larger public company, and a sophisticated consumer subscription marketing enterprise to drive digital subscriptions across TheStreet, Sports Illustrated and all “mavens,” as well as improving the SI print subscription business.

“Since our initial investment, Maven’s team has exceeded our expectations in every way,” said Bryant Riley, Chairman and CEO of B. Riley Financial, the largest investor in Maven. “Any time an industry undergoes the type of structural transformations seen in today’s media landscape, extremely challenging decisions need to be made. Maven has remained steadfast in their business model, allowing them to execute on these decisions with results that speak for themselves. We look forward to continuing to assist them in growing their platform, which we view as in the early innings of an impressive growth trajectory.”

Notable improvement in SI metrics under Maven already include year-to-year increases of 7.4% in unique users (29 million in December 2019 vs 27 million in 2018); 32% in sessions, 24.5% in sessions per user, and 50% in average time spent on page. SI.com saw a 300% page-load speed improvement after moving to Maven’s platform (October 2019 vs September 2019). Average session time on SI team sites was 4 minutes, 34 seconds in December.

“Overnight, Sports Illustrated’s digital offering was revived,” explained SI’s new Co-Editor-in-Chief, Ryan Hunt. “The new platform and technology dramatically improved the user experience. Our user growth, content offering and diversity of experiences across web, mobile and video will help change the landscape for sports fans.”

Other strategic changes at Sports Illustrated include a shift to real-time digital news, and a coming expansion of digital video. In print, Maven is making significant investments in top-tier journalists to produce more impact-focused and investigative long form stories. Clearing the way for these changes, Maven eliminated SI’s “print-news” department and halted its long-form video strategy, which had been suffering significant financial losses.

Similar approaches were implemented at TheStreet, moving operations and technology to Maven’s “shared coalition infrastructure.” TheStreet’s video, subscription and accounting teams are now leveraged by all Maven coalition partners, including Sports Illustrated, after their recent turn-around of those two businesses for TheStreet.

*To supplement our financial results prepared under U.S. generally accepted accounting principles, we have used non-GAAP measures including Earnings Before Interest Taxes Depreciation and Amortization, or EBITDA. We believe that the use of non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP.

EBITDA, or earnings before interest, taxes, depreciation, and amortization, is a measure of a company’s overall financial performance and is used as an alternative to simple earnings or net income. EBITDA, strips out the cost of capital investments like property, plant, and equipment. We use EBITDA as we believe it is a more precise measure of the company’s performance since it is able to show earnings before the influence of accounting and financial deductions.

**filed October 7, 2019 with the Securities and Exchange Commission as a Form 8-K report

About Maven

Maven (maven.io) is a coalition of Mavens, from individual thought-leaders to world-leading independent publishers, operating on a shared digital publishing, monetization and distribution platform, unified under a single media brand. Based in Seattle, Maven is publicly traded under the ticker symbol MVEN.

Press inquiries: press@maven.io

Investor relations: ir@maven.io or 415-309-0230